Exhibit 99.1

Restoration Hardware Announces the Resignation of Stephen Gordon, Founder and Chairman of the Board

CORTE MADERA, Calif., Jan. 19 /PRNewswire-FirstCall/ — Restoration Hardware, Inc. (Nasdaq: RSTO) today announced that Stephen Gordon, the Company’s founder and Chairman, has resigned to pursue a new opportunity. Mr. Gordon will assume the position of CEO of Sundance, the retail division of the brand founded by Robert Redford. Mr. Gordon founded Restoration Hardware in 1980. As CEO, he built the Company to over 100 stores, with both a catalog and e-commerce division, prior to Gary Friedman joining the Company from Williams Sonoma to become CEO in 2001.

Mr. Gordon noted, “I am proud of Restoration Hardware and the brand we’ve all created. I am confident the leadership team will continue their successful drive to enhance the Company’s performance and the brand we built.”

Gary Friedman, Restoration Hardware’s President and CEO stated, “As founder, Stephen gave Restoration Hardware a unique voice in the marketplace, and served as the Company’s guiding light for over 20 years. I want to thank Stephen for his partnership these past three plus years, we will all miss him, and wish him all the best in this exciting next chapter of his career.”

Finally, the Company announced that Mr. Friedman has been appointed interim Chairman of the Board of Directors.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of January 19, 2005, the Company operated 102 retail stores and one outlet store in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements that implicate benefits from the Company’s appointment of Mr. Friedman as interim Chairman, statements relating to the Company’s positioning and future growth, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward- looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in investor perceptions of the Company, changes in economic or business conditions in general, customer reactions to the Company’s current programs and strategies, changes in the competitive environment in which the Company operates, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended October 30, 2004, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”). The Company undertakes no obligation to update any forward- looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Chief Financial Officer

(415) 924-1005